Exhibit 99.1

Nathaniel A. Davis Appointed K12 Inc. Chief Executive Officer and Remains Chairman of the Board

HERNDON, Va. — (Business Wire) — February 13, 2018 — K12 Inc. (NYSE: LRN), a technology-based education company and leading provider of online curriculum and school programs for students in pre-K through high school, announces that Nathaniel A. Davis was appointed by the Board of Directors as the Company’s Chief Executive Officer, and will remain Chairman of the K12 Board of Directors.

Davis joined the K12 Board of Directors in 2009. He has served as Chairman of the Board since June 2012 and as Executive Chairman since January 2013. Davis previously served as K12’s Chief Executive Officer from January 2014 through February 2016.

Stuart Udell resigned as Chief Executive Officer and as a member of the Company’s Board of Directors effective March 2, 2018, due to the Board’s decision to redefine his responsibilities.

“Stuart has been instrumental in establishing a strong foundation that will allow K12 to prosper for years to come and we have enjoyed an exceptional working relationship,” said Davis. “Our company will continue to develop best-in-class personalized learning technologies, ensuring academic excellence is the top priority for teachers, school administrators, and the students we serve.  In addition, our Board has asked me to focus on a long term acquisition and business development strategy that puts our cash to use improving shareholder returns.”

During his tenure, Udell was instrumental in strengthening the organization, its operations, and its academic programs. He played a critical role in changing the go-to-market approach for the Fuel Education brand, setting the business up to drive growth in the institutional marketplace over the long term. He brought a critical focus to the student learning experience through targeted acquisitions and curriculum innovation.

“Excluding the impact of the severance amounts as provided in Mr. Udell’s employment agreement, K12 is reaffirming its financial guidance for both the third quarter and full year of fiscal year 2018,” said Davis. “We are right where we need to be at midyear to achieve our objectives for fiscal year 2018 and beyond.”

About K12 Inc.

K12 Inc. (NYSE: LRN) is driving innovation and advancing the quality of education by delivering state-of-the-art, digital learning platforms and technology to students and school districts across the globe. K12’s curriculum serves over 2,000 schools and school districts and has delivered millions of courses over the past decade. K12 is a company of educators providing online and blended education solutions to charter schools, public school districts, private schools, and directly to families. The K12 program is offered through more than 70 partner public schools, and through school districts and public and private schools serving students in all 50 states and more than 100 countries. More information can be found at K12.com.

Source: K12 Inc.

K12 Inc.
Investor and Press Contact:
Mike Kraft, 571-353-7778
VP Finance and Communications

mkraft@k12.com